Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2008;

Affirms Fiscal 2009 Guidance

DALLAS (November 11, 2008)— Atmos Energy Corporation (NYSE:ATO) today reported consolidated results for its 2008 fiscal year and fourth quarter ended September 30, 2008.

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Fiscal 2008 net income was $180.3 million, or $2.00 per diluted share, compared with net income of $168.5 million, or $1.92 per diluted share, the prior year. Fiscal 2007 net income included a noncash after-tax charge of $4.1 million, or $0.05 per diluted share, related to the write-off of obsolete software and a nonregulated gas gathering project.

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Regulated operations contributed $134.1 million of net income, or $1.49 per diluted share during fiscal 2008, compared with $107.9 million of net income, or $1.23 per diluted share, during fiscal 2007.

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Nonregulated operations contributed $46.2 million of net income during fiscal 2008, or $0.51 per diluted share, compared with $60.6 million of net income, or $0.69 per diluted share, during fiscal 2007. Unrealized margins contributed $0.20 and $0.14 of net income per diluted share for fiscal 2008 and 2007.

•	Atmos Energy affirmed its fiscal 2009 earnings guidance of $2.05 to $2.15 per diluted share.

For the three months ended September 30, 2008, net income was $1.6 million, or $0.02 per diluted share, compared with a net loss of $5.9 million, or ($0.07) per diluted share, for the same period last year. Regulated operations reported a seasonal net loss of $14.7 million, or ($0.16) per diluted share, during the fiscal 2008 fourth quarter, compared with a seasonal net loss of $13.7 million, or ($0.15) per diluted share, in the prior-year period. Nonregulated operations contributed $16.3 million of net income during the fourth quarter of fiscal 2008, or $0.18 per diluted share, compared with $7.8 million of net income, or $0.08 per diluted share, in the prior-year quarter. Results for nonregulated operations for the prior-year quarter included an after-tax charge of $2.0 million, or $0.02 per diluted share, to write off costs associated with a nonregulated natural gas gathering project. Unrealized margins contributed $0.11 and $0.12 of net income per diluted share for the three months ended September 30, 2008 and 2007.

“We are extremely pleased with the financial results achieved in fiscal 2008,” said Robert W. Best, chairman and chief executive officer of Atmos Energy Corporation. “Regulated operations contributed 74 percent of our consolidated net income and experienced a year-over-year boost in earnings per share of more than 20 percent. We remain committed to enhancing the stability and predictability of our regulated earnings by making incremental improvements to rate design and making prudent, strategic investments in rate base. Our nonregulated operations contributed the remaining 26 percent of consolidated net income, reflecting the tenacity of this business in an environment of weakened natural gas market volatility and economic downturn.

“Looking forward to fiscal 2009 and beyond, we remain focused on continuing to achieve annual earnings growth per share in the 4 percent to 6 percent range, on average,” Best said.

Results for the Year Ended September 30, 2008

Natural gas distribution gross profit increased to $1.0 billion for the year ended September 30, 2008, compared with $952.7 million in the same period last year, before intersegment eliminations. The $53.4 million year-over-year increase primarily reflects a net $40.7 million increase in rates and a $7.5 million accrual recorded during the fiscal 2007 fourth quarter for estimated unrecoverable gas costs that did not recur in the current year.

Regulated transmission and storage gross profit increased $32.7 million to $195.9 million for the year ended September 30, 2008, compared with $163.2 million in the prior year, before intersegment eliminations. The 20 percent increase primarily reflects higher revenues resulting from the company’s 2006 and 2007 filings under the Texas Gas Reliability Infrastructure Program (GRIP). Regulated transmission and storage gross profit also benefited from continued favorable market conditions in the Barnett Shale gas producing region in Texas, resulting in an 18 percent increase in consolidated throughput and higher per-unit margins.

Natural gas marketing gross profit decreased $11.3 million to $93.0 million for the year ended September 30, 2008, compared with $104.3 million in the prior year, before intersegment eliminations. The decrease primarily reflects a $35.0 million decrease in Atmos Energy Marketing’s (AEM) realized storage and trading activities resulting from a less-volatile natural gas market as well as AEM’s decision to defer physical storage withdrawals and reset its associated financial positions to forward months to increase the potential gross profit in future periods. Delivered gas margins increased $16.6 million as a result of capturing favorable basis gains coupled with a 5 percent increase in consolidated sales volumes. AEM’s unrealized margins increased $7.1 million during the 2008 fiscal year compared with the prior year, principally due to a narrowing of the spreads between current cash prices and forward natural gas prices.

Pipeline, storage and other gross profit decreased $4.3 million to $28.3 million for the year ended September 30, 2008, compared with $32.6 million in the prior year, before intersegment eliminations. The decrease was largely due to lower realized margins from storage and asset optimization activities in a less-volatile natural gas market, which created fewer opportunities to capitalize on price fluctuations.

Consolidated operation and maintenance expense for the year ended September 30, 2008, was $500.2 million, compared with $463.4 million last year. The $36.8 million increase primarily reflects higher pipeline maintenance, odorization, fuel and administrative costs. Additionally, the prior-year expense included the favorable effect of the Louisiana Public Service Commission’s decision to permit the recovery of $4.3 million of Hurricane-Katrina-related expenses from customers.

Continued effective collection efforts during fiscal 2008 partially offset the increase in consolidated operation and maintenance expense. Bad debt expense decreased $4.0 million to $15.7 million, from $19.7 million last year, despite a 12 percent year-over-year increase in gas costs.

Interest charges for the year ended September 30, 2008, were $137.9 million, compared with $145.2 million in the prior year. The $7.3 million year-over-year decrease primarily was due to lower average short-term debt balances experienced in the current period. This favorable variance was partially offset by a $6.3 million decrease in interest income principally associated with lower average cash balances in the current fiscal year. Interest income is reported as a component of miscellaneous income.

Operating expenses for the year ended September 30, 2007, included a $6.3 million noncash charge associated with the write-off of approximately $3.0 million of costs related to a nonregulated natural gas gathering project and about $3.3 million of obsolete software costs.

The capitalization ratio at September 30, 2008, was 54.6 percent, compared with 53.7 percent at September 30, 2007. Short-term debt of $350.5 million was comprised of $330.5 million of borrowings under the company’s existing lines of credit and $20.0 million of commercial paper. Short-term debt was $150.6 million at September 30, 2007, representing amounts outstanding under the company’s commercial paper program.

Operating cash flow for the year ended September 30, 2008, was $370.9 million, compared with $547.1 million during fiscal 2007. The $176.2 million decrease primarily reflects the unfavorable timing of gas cost collections, an increase in cash required to collateralize risk management accounts as of September 30, 2008, and changes in various other working capital items.

Capital expenditures increased to $472.3 million for the year ended September 30, 2008, from $392.4 million for the same period last year. The $79.9 million increase principally reflects spending in the Mid-Tex Division for the replacement of mains and regulatory compliance, the company’s new automated metering initiative in its natural gas distribution business and spending associated with two nonregulated growth projects.

Results for the 2008 Fourth Quarter Ended September 30, 2008

Natural gas distribution gross profit increased $22.2 million to $175.4 million for the three months ended September 30, 2008, compared with $153.2 million in the same period last year, before intersegment eliminations. The increase primarily reflects a net $9.1 million increase in rates and the aforementioned $7.5 million accrual for estimated unrecoverable gas costs that did not recur in the current period.

Regulated transmission and storage gross profit increased $12.5 million to $53.1 million for the three months ended September 30, 2008, compared with $40.6 million for the prior-year quarter. This increase primarily reflects higher revenues resulting from the company’s 2006 and 2007 filings under the Texas Gas Reliability Infrastructure Program (GRIP). Regulated transmission and storage gross profit also benefited from continued favorable market conditions in the Barnett Shale gas producing area, resulting in the realization of higher per-unit margins and a 14 percent increase in consolidated throughput.

Natural gas marketing gross profit increased $14.7 million to $33.4 million for the three months ended September 30, 2008, compared to $18.7 million for the same period one year ago, before intersegment eliminations. The increase primarily reflects increased storage and trading margins as AEM realized a portion of the storage withdrawal gains that it captured earlier in the fiscal year after deferring storage withdrawals and resetting financial positions to forward months. Delivered gas margins increased $5.3 million largely due to AEM’s ability to earn higher per-unit margins from volatility attributable to weather-related events, which more than offset a 14 percent decrease in consolidated sales volumes. AEM’s unrealized margins decreased $4.6 million during the current quarter, compared with the prior-year quarter, principally due to a widening of the spreads between current cash prices and forward natural gas prices.

Pipeline, storage and other gross profit increased $3.7 million to $9.5 million for the three months ended September 30, 2008, from $5.8 million for the three months ended September 30, 2007, before intersegment eliminations. The increase primarily reflects higher unrealized margins.

Consolidated operation and maintenance expense for the three months ended September 30, 2008, was $141.2 million, compared with $121.0 million for the three months ended September 30, 2007. The $20.2 million increase primarily reflects higher pipeline maintenance, employee and other administrative costs. Bad debt expense for the quarter was essentially flat compared with the prior-year quarter.

Operating expenses for the three months ended September 30, 2007, included a $3.0 million noncash charge associated with the write-off of costs related to a nonregulated natural gas gathering project.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. In October 2008, Atmos Energy announced that it expected fiscal 2009 earnings to be in the range of $2.05 to $2.15 per diluted share, excluding any material mark-to-market impact. Net income from regulated operations is expected to be in the range of $140 million to $145 million, and net income from nonregulated operations is expected to be in the range of $47 million to $52 million. Capital expenditures for fiscal 2009 are expected to range from $510 million to $525 million. Operation and maintenance expense is expected to range from $480 million to $490 million in fiscal 2009. The average number of shares outstanding in fiscal 2009 is expected to be between 91 million and 92 million.

However, the mark-to-market impact on the nonregulated marketing company’s physical storage inventory at September 30, 2009, and changes in events or other circumstances that the company cannot currently anticipate or predict, including adverse credit market conditions, could result in earnings for fiscal 2009 that are significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

Atmos Energy believes it has sufficient liquidity to support its operating and capital spending plans. Amounts available to the company under existing and new credit facilities coupled with operating cash flow should provide the necessary liquidity to fund the company’s common stock dividend, working capital needs and capital expenditures for fiscal 2009.

Conference Call to be Webcast November 12, 2008

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the 2008 fiscal year on Wednesday, November 12, 2008, at 8 a.m. ET. The telephone number is 800-218-8862. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation and a playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman and chief executive officer; Kim Cocklin, president and chief operating officer; Pat Reddy, senior vice president and chief financial officer; Mark Johnson, senior vice president, nonregulated operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Giles, vice president, investor relations.

Other Highlights and Recent Developments

Election of New Director

On August 6, 2008, Ruben E. Esquivel was elected to the Board of Directors, effective September 1, 2008, with his term expiring at the 2009 annual meeting of shareholders. Mr. Esquivel was also appointed to serve as a member of the Audit Committee and Human Resources Committee. With Mr. Esquivel’s election, the company currently has 14 directors serving on its Board of Directors.

Appointment of President and Chief Operating Officer

Effective October 1, 2008, Kim R. Cocklin became the president and chief operating officer of Atmos Energy Corporation. Mr. Cocklin previously served as senior vice president of the company’s regulated operations. Robert W. Best continues to serve as the chairman and chief executive officer.

$212.5 Million Revolving Credit Facility

On October 29, 2008, Atmos Energy Corporation entered into a $212.5 million, 364-day committed revolving credit facility. The credit facility will expire on October 27, 2009. This credit facility replaces the company’s $300 million, 364-day revolving credit facility on essentially the same terms but at a substantially higher cost.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s filings with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and in the company’s Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2008. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income (000s except per share)	Year Ended September 30		Percentage Change
	2008	2007

Gross Profit:
Natural gas distribution segment	$1,006,066	$952,684	6%
Regulated transmission and storage segment	195,917	163,229	20%
Natural gas marketing segment	93,021	104,311	(11)%
Pipeline, storage and other segment	28,313	32,608	(13)%
Intersegment eliminations	(1,991)	(2,750)	28%

Gross profit	1,321,326	1,250,082	6%

Operation and maintenance expense	500,234	463,373	8%
Depreciation and amortization	200,442	198,863	1%
Taxes, other than income	192,755	182,866	5%
Impairment of long-lived assets	—	6,344	(100)%

Total operating expenses	893,431	851,446	5%

Operating income	427,895	398,636	7%

Miscellaneous income	2,731	9,184	(70)%
Interest charges	137,922	145,236	(5)%

Income before income taxes	292,704	262,584	11%
Income tax expense	112,373	94,092	19%

Net income	$180,331	$168,492	7%

Basic net income per share	$2.02	$1.94
Diluted net income per share	$2.00	$1.92

Cash dividends per share	$1.30	$1.28

Weighted average shares outstanding:
Basic	89,385	86,975
Diluted	90,272	87,745

Summary Net Income by Segment (000s)	Year Ended September 30		Percentage Change
	2008	2007

Natural gas distribution	$92,648	$73,283	26%
Regulated transmission and storage	41,425	34,590	20%
Natural gas marketing	29,989	45,769	(34)%
Pipeline, storage and other	16,269	14,850	10%

Consolidated net income	$180,331	$168,492	7%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income (000s except per share)	Three Months Ended September 30		Percentage Change
	2008	2007

Gross Profit:
Natural gas distribution segment	$175,414	$153,227	14%
Regulated transmission and storage segment	53,145	40,582	31%
Natural gas marketing segment	33,357	18,700	78%
Pipeline, storage and other segment	9,457	5,807	63%
Intersegment eliminations	(301)	(528)	43%

Gross profit	271,072	217,788	24%

Operation and maintenance expense	141,170	121,000	17%
Depreciation and amortization	52,783	49,828	6%
Taxes, other than income	39,585	33,172	19%
Impairment of long-lived assets	—	3,055	(100)%

Total operating expenses	233,538	207,055	13%

Operating income	37,534	10,733	250%

Miscellaneous income (loss)	(243)	1,501	(116)%
Interest charges	34,119	35,963	(5)%

Income (loss) before income taxes	3,172	(23,729)	113%
Income tax expense (benefit)	1,590	(17,815)	109%

Net income (loss)	$1,582	$(5,914)	127%

Basic net income (loss) per share	$0.02	$(0.07)
Diluted net income (loss) per share	$0.02	$(0.07)

Cash dividends per share	$.325	$.320

Weighted average shares outstanding:
Basic	89,883	88,581
Diluted	90,761	88,581

Summary Net Income (Loss) by Segment (000s)	Three Months Ended September 30		Percentage Change
	2008	2007

Natural gas distribution	$(20,794)	$(19,181)	(8)%
Regulated transmission and storage	6,089	5,504	11%
Natural gas marketing	10,424	5,401	93%
Pipeline, storage and other	5,863	2,362	148%

Consolidated net income (loss)	$1,582	$(5,914)	127%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets (000s)	September 30, 2008	September 30, 2007

Net property, plant and equipment	$4,136,859	$3,836,836

Cash and cash equivalents	46,717	60,725
Accounts receivable, net	477,151	380,133
Gas stored underground	576,617	515,128
Other current assets	184,619	111,189

Total current assets	1,285,104	1,067,175

Goodwill and intangible assets	739,086	737,692
Deferred charges and other assets	225,650	253,494

	$6,386,699	$5,895,197

Shareholders’ equity	$2,052,492	$1,965,754
Long-term debt	2,119,792	2,126,315

Total capitalization	4,172,284	4,092,069

Accounts payable and accrued liabilities	395,388	355,255
Other current liabilities	460,372	408,273
Short-term debt	350,542	150,599
Current maturities of long-term debt	785	3,831

Total current liabilities	1,207,087	917,958

Deferred income taxes	441,302	370,569
Deferred credits and other liabilities	566,026	514,601

	$6,386,699	$5,895,197

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows (000s)	Year Ended September 30
	2008	2007

Cash flows from operating activities

Net income	$180,331	$168,492
Impairment of long-lived assets	—	6,344
Depreciation and amortization	200,589	199,055
Deferred income taxes	97,940	62,121
Changes in assets and liabilities	(127,132)	89,813
Other	19,205	21,270

Net cash provided by operating activities	370,933	547,095

Cash flows from investing activities

Capital expenditures	(472,273)	(392,435)
Other, net	(10,736)	(10,436)

Net cash used in investing activities	(483,009)	(402,871)

Cash flows from financing activities

Net increase (decrease) in short-term debt	200,174	(213,242)
Net proceeds from long-term debt offering	—	247,217
Settlement of Treasury lock agreement	—	4,750
Repayment of long-term debt	(10,284)	(303,185)
Cash dividends paid	(117,288)	(111,664)
Net proceeds from equity offering	—	191,913
Issuance of common stock	25,466	24,897

Net cash provided by (used in) financing activities	98,068	(159,314)

Net decrease in cash and cash equivalents	(14,008)	(15,090)
Cash and cash equivalents at beginning of period	60,725	75,815

Cash and cash equivalents at end of period	$46,717	$60,725

Statistics	Three Months Ended September 30		Year Ended September 30
	2008	2007	2008	2007
Consolidated natural gas distribution throughput (MMcf as metered)	62,057	60,789	429,354	427,869
Consolidated regulated transmission and storage transportation volumes (MMcf)	165,784	146,046	595,542	505,493
Consolidated natural gas marketing sales volumes (MMcf)	91,041	106,343	389,392	370,668
Natural gas distribution meters in service	3,191,779	3,187,127	3,191,779	3,187,127
Natural gas distribution average cost of gas	$11.39	$7.29	$9.05	$8.09
Natural gas marketing net physical position (Bcf)	8.0	12.3	8.0	12.3

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